Exhibit 99.2
Enova Announces Board Change
Enova Systems, Inc (“Enova” or the “Company”) today announces that its long time Chairman, Anthony Rawlinson, has decided not to seek re-election to the Company’s Board of Directors at its next Annual Shareholder meeting and therefore informed the Board that he was tendering his resignation effective April 23, 2008.
Mike Staran, President and Chief Executive Officer of Enova commented on Mr. Rawlinson’s resignation: “Anthony Rawlinson has been an integral part of Enova’s success, and critical to our evolution in becoming a production company. Throughout the past 9 years Anthony’s passion and expertise has guided Enova into a World Class Supplier of Electric Drive Systems.”
Outgoing Chairman Anthony Rawlinson added, “For the last 9 years, it has been my privilege to help Enova grow to the company that it is today. Enova Systems is armed with an energetic and aggressive management team and a talented board of directors that, I have no doubt, will lead this company forward.”
About Enova:
Enova Systems (http://www.enovasystems.com) is a leading supplier of efficient, environmentally friendly digital power components and systems products. The Company’s core competencies are focused on the development and commercialization of power management and conversion systems for mobile applications. Enova applies unique ‘enabling technologies’ in the areas of alternative energy propulsion systems for light and heavy-duty vehicles as well as power conditioning and management systems for distributed generation systems. The Company develops, designs and produces non-invasive drive systems and related components for electric, hybrid-electric, and fuel cell powered vehicles in both the “new” and “retrofit” vehicle sales market. For further information, contact Enova Systems directly, or visit its Web site at http://www.enovasystems.com.
For further details
Enova Systems, Inc                    Tel: +1 310 527 2800
Mike Staran, President and Chief Executive Officer/Jarett Fenton, Chief Financial Officer
Investec Investec as Nominated Advisor to the Company           Tel: 020 7597 5970
Michael Ansell / Paul Brett

Additional Information
This news release contains forward-looking statements relating to Enova Systems and its products that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,’’ “could,” “project,” “plan,’’ “seek,” “intend,’’ or “anticipate’’ or the negative thereof or comparable terminology and statements about industry trends and Enova’s future performance, operations and products. These forward-looking statements are subject to and qualified by certain risks and uncertainties. These and other risks and uncertainties are detailed from time to time in Enova Systems’ periodic filings with the Securities and Exchange Commission, including but not limited to Enova’s annual report on Form 10-K for the year ended December 31, 2006.